EXHIBIT (h) (47)

AMENDMENT NO. 1

TO FUND PARTICIPATION AND SERVICE AGREEMENT

This Amendment, effective as of December 31, 2018 amends the Fund Participation and Service Agreement (the “Agreement “) dated the 4th day of April, 2016, as amended, by and among Farmers New World Life Insurance Company (“Insurance Company”), American Funds Distributors, Inc. (“CRMC”), and the American Funds Insurance Series (the “Series”).

WHEREAS, Insurance Company, AFD, Transfer Agent, CRMC, and Series desire to amend the Agreement.

NOW, THEREFORE, in consideration of the foregoing and of mutual covenants and conditions set forth herein and for other good and valuable consideration, Insurance Company, AFD, Transfer Agent, CRMC, and Series hereby agree as follows:

1.	Section 17 of the Agreement is amended by replacing the notice information for Farmers New World Life Insurance Company with the following:

3120 139th Ave SE Suite 300

Bellevue, WA 98005

Attention: General Counsel

Except as expressly supplemented, amended or consented to hereby, all of the representations and conditions of the Agreement will remain unamended and will continue to be in full force and effect.

IN WITNESS WHEREOF, the parties hereto have executed and delivered this Amendment as of the date first above written.

FARMERS NEW WORLD LIFE		AMERICAN FUNDS
INSURANCE COMPANY		DISTRIBUTORS, INC.
(on behalf of itself and each Account)

By:		By:
Name:	Garrett B. Paddor	Name:	Timothy McHale
Title:	General Counsel	Title:	Secretary

AMERICAN FUNDS INSURANCE SERIES		AMERICAN FUNDS SERVICE COMPANY

By:		By:	Angela M. Mitchell
Name:	Steven Koszalka	Name:	Angela M. Mitchell
Title:	Secretary	Title:	Secretary

CAPITAL RESEARCH AND MANAGEMENT COMPANY
By:
Name:	Maria Manotok
Title:	Authorized Singer